                                                                     EXHIBIT 2.1


                           STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT ("Agreement") is made and entered into as of December 31, 1997, by and between LaSalle Cattle Company, Ltd., a Texas Limited Partnership ("Seller") and IWC Services, Inc. a Texas corporation or its assigns ("Buyer").

                             W I T N E S S E T H:

     WHEREAS, Seller owns 1,000 shares of common stock, $.01 par value (the "Stock") of ITS Supply Corporation, a Delaware corporation ("ITS"), representing one hundred percent (100%) of all of the issued and outstanding capital stock of ITS; and

     WHEREAS, Pursuant to that certain Asset Purchase Agreement dated as of December 31, 1997 (the "Asset Agreement") by and between ITS and International Tool & Supply Company, Inc. ("International"), ITS will acquire certain assets, including all of the legal and beneficial ownership interest in and to all of the issued and outstanding capital stock of ITS Venezuela S.A. ("IVSA"), ITS Peru S.A. ("IPSA"), and ITS Supply & Logistics UK Limited ("ISLUK"), used or owned by International, in the business of providing procurement, logistical support services and manufacturer representation to oil and gas companies throughout the world (the "Business"); and

     WHEREAS, the assets to be acquired, under the Asset Agreement (the "Acquired Assets") and the liabilities assumed, or to be assumed, under the Asset Agreement (the "Assumed Liabilities") and the Asset Agreement, the Sublease (as hereinafter defined), and the Trademark License (as hereinafter defined) will be, at Closing (as hereinafter defined), the only assets and liabilities of ITS; and

     WHEREAS, Pursuant to those certain Stock Purchase Agreements dated as of December 31, 1997 (the "Stock Agreements") by and between LaSalle Cattle Company, Ltd., as Buyer and Kendal A. Gladys and Charles R. Hipp as Sellers, LaSalle will acquire a total of 1,000 shares of Stock of ITS, representing one hundred percent (100%) of all of the issued and outstanding capital stock of ITS; and

     WHEREAS, Seller desires to sell to Buyer, and Buyer desires to buy from Seller, the Stock;

     NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements made herein, the parties hereto agree as follows:

                                   ARTICLE I
                         INTRODUCTORY ACKNOWLEDGEMENTS

     1.1 Relationship Between Buyer and Seller. Buyer expressly acknowledges that Seller has purchased the ITS Stock from Kendal A. Gladys and Charles R. Hipp and established itself as an intermediary party in the series of transactions contemplated by the Asset Agreement, the Stock Agreements and this Agreement for the sole purpose of facilitating the purchase of the Business by the Buyer.

     1.2 No Representations from Seller. Buyer expressly acknowledges that Seller has made no representations respecting the Business other than the representations of International Tool & Supply Company, Inc. set forth in the Asset Agreement and the representations of Kendal A. Gladys, Charles R. Hipp set forth in the Stock Agreements and that Buyer is relying solely on the representations and warranties set forth in such agreements in connection with its purchase of the Business.

     1.3 Independent Due Diligence. Buyer expressly affirms that it has made such investigations of the business, properties and financial condition of the Business as it deemed necessary under the circumstances, has received satisfactory answers to its questions from Kendal A. Gladys, Charles R. Hipp and other persons affiliated with International Tool & Supply Company, Inc. and has not relied on the Seller to perform any such due diligence.

     1.4 Reasonable Transaction Spread. Buyer expressly acknowledges that Seller expects to earn a gross spread of $750,000 in connection with the transactions contemplated hereby. Buyer further acknowledges that the above-referenced gross spread is fair and reasonable compensation for the services performed and the financial risks assumed by Seller in connection with the transactions contemplated hereby.


                                  ARTICLE II
                          TERMS OF PURCHASE AND SALE

     2.1 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Buyer, 5151 San Felipe, Suite 450, Houston, Texas, after 2:00 p.m. (local time) on December 31, 1997, or at such other time and place as Buyer and Seller may mutually agree (the "Closing Date"). All matters at the Closing shall be considered to take place simultaneously and no delivery of any document shall be deemed complete until all transactions and deliveries of documents are completed.

     2.2 Sale of the Stock. On the Closing Date, upon the terms and subject to the conditions contained herein, Seller shall transfer, sell, assign and convey to Buyer or its designee, and Buyer shall purchase, or shall cause its designee to purchase, from Seller, the Stock free and clear of all Encumbrances. Seller shall deliver to Buyer a certificate or certificates representing all of the Stock, together with fully executed stock powers (in blank), against payment by Buyer to Seller in the amount of Six Million United States Dollars ($6,000,000) (the "Purchase Price"). Five Million Dollars ($5,000,000) of the Purchase Price shall be paid by Buyer prior to the close of business on January 2, 1998 by wire transfer of immediately available funds to a bank account designated in writing by Seller. An additional Two Hundred Fifty Thousand Dollars ($250,000) of the Purchase Price shall be paid by Buyer prior to the close of business on January 31, 1998 by wire transfer of immediately available funds to a bank account designated in writing by Seller. The remaining Seven Hundred Fifty Thousand Dollars ($750,000) of the Purchase Price shall be paid by Buyer prior to the close of business on February 28, 1998 by wire transfer of immediately available funds to a bank account designated in writing by Seller.

     2.3 Documents to Be Delivered. At the Closing, Seller shall deliver, or cause to be delivered, to Buyer all documents previously delivered to Seller pursuant to the Asset Agreement and the Stock Agreements.


                                   ARTICLE 3
                   REPRESENTATIONS AND WARRANTIES OF SELLER

     3.1 Representations, Warranties and Covenants of Seller as of the Date of this Agreement. Seller represents and warrants to Buyer that the statements contained in this Section 3.1 are correct and complete as of the date of this Agreement.

     3.1.1 Organization and Authority of the Supply Companies. Seller is a limited partnership duly organized, validly existing, and in good standing under the laws of the State of Texas. Seller has all requisite corporate power and authority to own its property and assets and to carry on its business as currently being conducted.

     3.1.2 Authorization of Transaction and Noncontravention. Seller has all requisite power to enter into this Agreement and will have at the Closing Date all requisite power to sell the Stock and to carry out and perform its obligations under the terms of this Agreement. This Agreement constitutes the valid and legally binding obligation of Seller, enforceable in accordance with its terms and conditions, except that such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors' rights generally. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any provision of Seller's partnership agreement or other organizational documents, (ii) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Entity to which Seller is subject, or
(iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify, or cancel, or require any notice under any contract, or other arrangement to which Seller is a party or by which it is bound.

     3.1.3 Brokerage and Finder's Fees. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Seller directly with Buyer, without the intervention of any other Person in any manner as to give rise to any valid claim against any of the parties hereto for a brokerage, finder's or similar fee or commission, and Seller shall indemnify and hold Buyer harmless from any such claim arising out of any actions by Seller or any employees, agents or representatives of Seller.

     3.1.4 Litigation. There is no order, judgment, or decree (except those of general application), or legal action, suit, claim, investigation or legal, administrative, arbitration or other proceeding instituted or pending, or, to Seller's Knowledge, threatened against or affecting Seller or its assets, at law or in equity, or before or by any Governmental Entity and, to Seller's Knowledge, no basis exists for any such action, suit, claim, investigation or proceeding.

     3.1.5 No Adverse Information. Seller has no knowledge of any facts or circumstances that lead it to believe that any of the Representations and Warranties set forth in the Asset Agreement or Stock Agreements are inaccurate, false or misleading in any material respect.

     3.2 Representations and Warranties at Closing. All representations and warranties of Seller contained in this Agreement shall be true on and as of the Closing Date and shall survive the Closing until December 31, 1999.


                                   ARTICLE 4
                    REPRESENTATIONS AND WARRANTIES OF BUYER

     4. Representations, Warranties and Covenants of Buyer. Buyer represents and warrants to Seller that the statements contained in this Article 4 are correct and complete as of the date of this Agreement.

     4.1 Organization and Good Standing of Buyer. Buyer is a corporation duly organized under the laws of the State of Texas, and has full power to carry on its business as now conducted and has authority to purchase and accept the Stock.

     4.2 Authority of Buyer. Buyer has all requisite power to enter into this Agreement and will have at the Closing Date all requisite power to acquire the Stock and to carry out and perform its obligations under the terms of this Agreement. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions, except that such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors' rights generally. Buyer's performance of the provisions of this Agreement and said documents shall not constitute a violation or breach of any provision of Buyer's articles or bylaws.

     4.3 Brokers' Fees. Neither Buyer nor any Affiliate of Buyer has employed or retained any investment banker, broker, agent, finder or other Person, or incurred any obligation for brokerage fees, finder's fees or commissions, with respect to the sale by Seller of the Stock or with respect to the transactions contemplated by this Agreement, or otherwise dealt with anyone purporting to act in the capacity of a finder or broker with respect thereto whereby

Buyer may be obligated to pay such a fee or commission. Buyer agrees to indemnify and hold Seller and its Affiliates harmless from and against any and all claims, liabilities or obligations with respect to all fees, commissions or expenses asserted by any Person on the basis of any act, statement, agreement or commitment alleged to have been made by Buyer or any Affiliate of Buyer with respect to any such fee, commission or expense.

     4.4 Purchase for Investment. Buyer is purchasing the Stock for its own account, for investment purposes only and not with a view to any public resale or other distribution thereof. Buyer is an accredited investor as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended.

     4.5 Representations and Warranties at Closing. All representations and warranties of Buyer contained in this Agreement shall be true on and as of the Closing Date and shall survive the Closing until December 31, 1999.


                                   ARTICLE 5
                             CONDITIONS OF CLOSING

     5.1 Conditions Precedent to Buyer's Obligations. The obligation of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment of each of the following conditions, any one or portion of which may be waived in writing by Buyer:

     5.1.1 The representations and warranties made in this Agreement by Seller shall be true and correct in all respects on the Closing Date as fully as though such representations and warranties had been made on and as of the Closing Date.

     5.1.2 Seller shall have performed all the agreements and covenants of Seller specified in this Agreement to be performed by Seller on or before the Closing Date, and Buyer shall have received a certificate to that effect dated the Closing Date and executed by the president or any vice president of the Seller.

     5.1.3 Buyer shall have received a certified copy of resolutions duly adopted by the board of directors of Seller authorizing and approving the execution and delivery of this Agreement and performance by Seller of its obligations hereunder.

     5.1.4 No injunction or restraining order shall be in effect to forbid or enjoin the consummation of the transactions contemplated by this Agreement and no statute, rule or regulation of any Governmental Entity shall have been enacted which prohibits, restricts or delays the consummation thereof.

     5.1.5 The closings under the Asset Agreement and Stock Agreements have been consummated.

If the Closing shall not be consummated at the time hereinabove specified because the conditions precedent set forth in this Section 5.1 have not been fulfilled, this Agreement shall, at the sole option of Buyer, terminate. Buyer, however, shall not be bound to exercise such right of termination, and its failure to exercise such right shall not constitute a waiver of any other right it may have under this Agreement, including but not limited to remedies for breach of a representation, warranty, or covenant.

     5.2 Conditions Precedent to Seller's Obligations. The obligation of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment of each of the following conditions, any one or portion of which may be waived in writing by Seller:

     5.2.1 The representations and warranties made in this Agreement by Buyer shall be true and correct in all respects on the Closing Date as fully as though such representations and warranties had been made on and as of the Closing Date.

     5.2.2 Buyer shall have performed all the agreements and covenants of Buyer specified in this Agreement to be performed by Buyer on or before the Closing Date, and Seller shall have received a certificate to that effect dated the Closing Date and executed by the president or any vice president of the Buyer.

     5.2.3 No injunction or restraining order shall be in effect to forbid or enjoin the consummation of the transactions contemplated by this Agreement and no statute, rule or regulation of any Governmental Entity shall have been enacted which prohibits, restricts or delays the consummation thereof.

     5.2.4 The closing under the Asset Agreement has been consummated.

     5.2.5 The closing under the Stock Agreements by and between Seller and Kendal A. Gladys and George R. Hipp have been, or simultaneously herewith will be, consummated pursuant to which Seller purchases from Kendal A. Gladys and George R. Hipp one hundred percent (100%) of the issued and outstanding capital stock of ITS.

If the Closing shall not be consummated at the time specified hereinabove in
Section 2.1 because the conditions precedent set forth in this Section 5.2 have not been fulfilled, this Agreement shall, at the sole option of Seller, terminate. Seller, however, shall not be bound to exercise such right of termination, and its failure to exercise such right shall not constitute a waiver of any other right it may have under this Agreement, including but not limited to remedies for breach of a representation, warranty, or covenant.

                                   ARTICLE 6
                                INDEMNIFICATION

     6.1 Indemnification of Seller. Buyer agrees to indemnify, defend and hold Seller and each of its Affiliates and each of its partners, officers, employees, agents, and affiliates and their respective successors and assigns (each, a "Buyer Indemnified Party") harmless from and against: (i) any and all losses actually suffered, incurred or realized by such party, arising out of or resulting from or relating to any misrepresentation, breach of warranty or breach of any covenant or agreement made or undertaken by any person in the Asset Agreement or Stock Agreements or any misrepresentation in or omission from any other agreement, certificate, schedule, exhibit or writing delivered to Seller by any party to the Asset Agreement or Stock Agreements; (ii) any and all losses actually suffered, incurred or realized by such party, arising out of or resulting from or relating to any breach by Buyer of any term, provision or condition set forth in this agreement, and (iii) any claim for damages arising from misrepresentations made or alleged to have been made by Seller in connection with the transactions contemplated hereby unless it is subsequently established that such misrepresentations were materially false and misleading and either (a) knowingly made by Seller, or (b) made under circumstances that constitute gross negligence.

     6.2 Joinder of Seller in Certain Actions by Buyer. Seller agrees to join as a necessary party in any action that may be brought by Buyer against any other party to the Asset Agreement or Stock Agreements to enforce any term, condition or provision thereof, or to seek redress for any breach of any term, condition, provision, representation or warranty set forth therein.

     6.3 Other Indemnification Provisions. The indemnification provisions in this Article 8 shall be the exclusive remedy for damages for breach of any representation, warranty, or covenant herein. Except as provided herein, no representations or warranties are being provided by Seller with respect to the transactions contemplated hereby. Nothing herein shall prevent any party from seeking equitable relief

     6.4   Further Limitation on Seller's Liability.   Notwithstanding any other
provision in this Agreement, Seller shall not have any obligation to indemnify, defend, or hold harmless, or any other obligation or liability to Buyer from and against any claims arising out of or resulting from or relating to any representations, warranties, or covenants of Seller under this Agreement to the extent that: (a) International Tool & Supply Company, Inc. and/or International Tool & Supply PLC have agreed to indemnify, defend, and/or hold harmless ITS and/or and any of its Affiliates and/or any of their respective officers, directors, employees, agents, stockholders and/or controlling Persons and/or their respective successors and assigns from and against and, in respect of the same Adverse Consequences; and/or (b) ITS and/or any of its Affiliates and/or any of their respective officers, directors, employees, agents, stockholders and/or controlling Persons and/or their respective successors and assigns have a bona fide cause of action against International and/or International Tool & Supply PLC in respect of the same claim.

                                   ARTICLE 7
                                 MISCELLANEOUS

     7.1 Successors and Assigns. All covenants, conditions, representations, warranties and agreements of the parties contained herein shall be binding upon and inure to the benefit of their respective heirs, beneficiaries, legal representatives, successors and assigns.

     7.2 Entire Agreement. This Agreement, including all documents attached hereto or referenced herein, which are incorporated herein as if fully set forth, embodies the entire agreement and understanding between the parties relating to the sale and purchase of the ITS Stock and supersedes any prior understanding or agreements with respect to the subject matter hereof.

     7.3 Amendment. No supplement, modification or amendment of this Agreement shall be binding upon the parties unless executed in writing by the party against whom enforcement is sought.

     7.4 Expenses. Whether or not the transactions contemplated by this Agreement are consummated, other than as expressly provided for herein, each of the parties hereto shall pay the fees and expenses of its respective counsel, accountants and other experts, and all other expenses incurred by such party incident to the negotiation, preparation and execution of this Agreement and consummation of the transactions contemplated hereby.

     7.5 Invalidity. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

     7.6 Headings. The headings of the Articles, Sections and paragraphs of this Agreement and of the Schedules hereto are included for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof or thereof.

     7.7 Construction and References. Words used in this Agreement, regardless of the number or gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context shall require. Unless otherwise specified, all references in this Agreement to Sections, paragraphs or clauses are deemed references to the corresponding Sections, paragraphs or clauses in this Agreement, and all references in this Agreement to Schedules are references to the corresponding Schedules attached to this Agreement.

     7.8 Modification and Waiver. Any of the terms or conditions of this Agreement may be waived in writing at any time by the party which is entitled to the benefits thereof. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provisions hereof (whether or not similar).

     7.9 Notices. Any notice, request, instruction or other document to be given hereunder by either party to the other party shall be in writing and delivered personally, via telecopy (with receipt confirmed) or by registered or certified mail, postage prepaid (with return receipt requested):

     If to Seller, to:

     LaSalle Cattle Company, Ltd.
     Three Riverway, Suite 750
     Houston, Texas
     Attn: Gregory L. Brown
     Telecopy No. ( 713 ) 621-5959

     If to Buyer, to:

     IWC Services, Inc.
     5151 San Felipe, Suite 450
     Houston, Texas 77056
     Attn: Larry H. Ramming
     Telecopy No. (713) 621-7988

     or at such other address for a party as shall be specified by like notice. Any notice which is delivered personally in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed upon actual receipt by such party (or its agent for notices hereunder). Any notice which is addressed and mailed in the manner herein provided shall be conclusively presumed to have been duly given to the party to which it is addressed on the date noted on the return receipt for such notice. Any notice which is sent by telecopy shall be deemed to have been duly given to the party to which it is addressed upon telephonic confirmation of the same as provided herein. A copy of any notices delivered by telecopy shall promptly be mailed in the manner herein provided to the party to which such notice was given.

     7.11 Governing Law. This Agreement and all matters connected with the performance thereof shall be construed, interpreted, and governed in all respects by the laws of the state of Texas.

     7.12 Arbitration. Buyer and Seller agree that any dispute or controversy arising out of or in connection with this Agreement or any alleged breach hereof shall be settled exclusively by arbitration in Houston, Texas pursuant to the rules of the American Arbitration Association. If the two parties cannot jointly select a single arbitrator to determine the matter, one arbitrator shall be chosen by each party (or, if a party fails to make a choice, by the American Arbitration

Association on behalf of such party) and the two arbitrators so chosen will select a third. The decisions of the single arbitrator jointly selected by the parties, or, if three arbitrators are selected, the decision of any two of them, will be final and binding upon the parties and the judgment of a court of competent jurisdiction may be entered thereon. Fees of the arbitrators and costs of arbitration (including attorneys' fees) shall be borne by the parties in such manner as shall be determined by the arbitrator or arbitrators.

     IN WITNESS WHEREOF, the parties hereto have executed this Asset Purchase Agreement as of the date first written above.

SELLER: LaSalle Cattle Company, Ltd.


By: /s/ GREGORY L. BROWN
   -------------------------------
        Gregory L. Brown

BUYER: IWC Services, Inc.


By: /s/ LARRY H. RAMMING
   --------------------------------
        Larry H. Ramming, Chief Executive Officer